Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

OFS Capital Corporation

Chicago, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated March 15, 2016, relating to the consolidated financial statements and financial highlights and the effectiveness of internal control over financial reporting of OFS Capital Corporation (the “Company”), which are contained in that Prospectus. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

We also consent to the use of our report dated April 22, 2016, relating to the information contained under Senior Securities on page 89 of this Registration Statement, which is contained in Exhibit (n)(4) of the Registration Statement.

/s/ BDO USA, LLP

Chicago, Illinois

June 30, 2016